Exhibit 10.1

5.2   Award of Deferred Stock Units for New Non-Employee Directors. The following applies only to Non-Employee Directors who originally became a Non-Employee Director after November 21, 1997, and before September 24, 2004. Each Non-Employee Director shall receive, in addition to the Award described in Section 5.1 above, an annual Award of Stock Units effective the day of each annual meeting of the Company’s stockholders. The number of Stock Units in each such Award shall equal thirteen thousand dollars ($13,000), divided by the Fair Market Value of a Share on the last Trading Day in the calendar month in which such Award is made. Each Award is intended to be in consideration for service until the next annual meeting of stockholders, but will be fully earned on the date of the Award and credited to the Non-Employee Director’s account on the day the number of Stock Units is determined. Provided, however, if the Director terminates service on or before the day of the annual meeting of stockholders, the related Award to be earned on such meeting date will not be made. No Director shall receive more than ten (10) Awards under this Section 5.2.